                                                                      Exhibit 11


         A reconciliation of basic and diluted earnings per share for the three-month and six-month periods ending June 30 follows:



                                                              Three months ended              Six months ended
                                                                   June 30,                       June 30,
                                                                1999           1998            1999           1998
                                                            -------------  -------------   -------------  -------------

       Net income                                           $   2,843,000  $   2,539,000   $   5,608,000  $   4,972,000
                                                            =============  =============   =============  =============


       Shares outstanding (Basic) (1)                           7,451,000      7,351,000       7,431,000      7,308,000
         Effect of dilutive securities - stock options             39,000         90,000          48,000         91,000
                                                            -------------  -------------   -------------  -------------
                Shares outstanding (Diluted)                    7,490,000      7,441,000       7,479,000      7,399,000
                                                            =============  =============   =============  =============
       Earnings per share
         Basic                                              $         .38  $         .35   $         .75  $         .68
         Diluted                                                      .38            .34             .75            .67


       (1) Shares outstanding have been adjusted for a three-for-two stock split and a 5% stock Dividend in 1998.